[NAYNA NETWORDS LOGO]

Nayna Networks, Inc.
180 Rose Orchard Way
San Jose, CA 95134
Phone (408) 956-8000
Fax (408) 956-8730


                   Nayna Networks To Acquire South Seas Data;
                    Sees Acquisition As Immediately Accretive


San Jose, Calif., USA - May 18, 2005 - Nayna Networks, Inc., (OTCBB: NAYN; Frankfurt Stock Exchange: NCF), a provider of next generation network solutions, today announced that it has signed a definitive agreement to acquire South Seas Data, Inc., a privately held provider of sophisticated, enterprise-class network solutions and services.

South Seas Data, based in Denver, Colorado, earned a profit on revenues of more than $10 million in the year ended December 31, 2004. Nayna expects the acquisition will be immediately accretive to its net income.

Nayna is acquiring South Seas Data in an all-stock transaction that is anticipated to close in 30 to 60 days, subject to various standard closing conditions and approvals. At closing, Nayna will issue South Seas stockholders 600,000 shares of restricted Nayna stock 350,000 of these shares will be subject to adjustment based on the trading price of Nayna Common Stock prior to the effective date of their registration with the Securities and Exchange Commission, as described in the definitive agreement.

Established in 1992, South Seas Data has more than 50 employees. It provides tailored hardware, software, installation, system upgrades, network consolidation, rapid problem response via help desk and rapid equipment replacement to enterprise customers. Its customer list includes national companies such as Western Union (subsidiary of First Data Corp., NYSE: FDC), The Sports Authority (NYSE: TSA) and Qwest Communications International (NYSE: Q) as well as a variety of small businesses and regional companies located in the Denver area.

"The combination of these two companies holds great promise," said John Marzano, president and founder, South Seas Data. "We bring all the warehouse, asset management, shipping, customer service, parts, labor and technical field support necessary to keep larger enterprise customers up and running smoothly -- a seamless extension of Nayna's network services business."

"This acquisition is an ideal strategic fit enabling Nayna Networks to open new sales channels and to expand its network solution service offerings, key ingredients of our vision for future growth," said Naveen Bisht, president and chief executive officer, Nayna Networks. "John Marzano is an accomplished technology executive who has built a solid business with great growth prospects. We look forward to having John and his world-class team join us to realize the powerful synergies of our combined network solutions and services."
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                                                           [NAYNA NETWORDS LOGO]

Nayna Networks, Inc.
180 Rose Orchard Way
San Jose, CA 95134
Phone (408) 956-8000
Fax (408) 956-8730


About Nayna Networks, Inc.

Nayna Networks, Inc., delivers next generation network solutions. More information is available at http://www.nayna.com/.

In addition, all shareholders and interested parties are invited to sign into our private Corporate Guest Book at http://www.CorporateGuestBook.com/?NAYN to receive timely updates and information on future developments.

About South Seas Data, Inc.

More information is available at http://www.southseasdata.com/

Forward Looking Statements

This press release contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements relating to the accretive nature of the acquisition, the market for network solutions services and IT infrastructure management services, the integration of South Seas Data's service offerings into Nayna Networks, and the timeframe during which the merger is expected to close. Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, obtaining South Seas Data stockholder and regulatory approval of the merger, the potential impact on the business of South Seas Data due to uncertainty about the merger, the retention of employees of South Seas Data, the ability of Nayna to successfully integrate South Seas Data's services, technology and operations and to achieve planned synergies, and whether, and how quickly, the market for network solutions services and IT infrastructure management services develops and evolves as anticipated. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the "Risk Factors" section of Nayna's Form 8-K filed with the SEC on April 8, 2005. The parties undertake no obligation to revise or update any forward-looking statements for any reason.

All products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners.

Contact Information

Nayna Networks, Inc.
Jim Connor, 408-956-8000 x831
jim@nayna.com

or

Liviakis Financial Communications Inc.
John Liviakis (Investor Relations), 415-389-4670

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